Exhibit 99.2

STATE OF CONNECTICUT

PUBLIC UTILITIES REGULATORY AUTHORITY

JOINT APPLICATION OF IBERDROLA, S.A.,	:	Docket No. 15-07-38
IBERDROLA USA, INC., IBERDROLA USA	:
NETWORKS, INC., GREEN MERGER SUB, INC.	:
AND UIL HOLDINGS CORPORATION FOR	:	September 18, 2015
APPROVAL OF A CHANGE OF CONTROL	:

EXPLANATORY STATEMENT IN SUPPORT OF SETTLEMENT AGREEMENT

Iberdrola USA Networks, Inc. (“Networks”), Iberdrola USA, Inc. (“IUSA”), Iberdrola, S.A. (“Iberdrola” and collectively with Networks and IUSA, the “IUSA Affiliates”), Green Merger Sub, Inc. (“Merger Sub”) and UIL Holdings Corporation (“UIL” and collectively with the IUSA Affiliates and Merger Sub, the “Applicants”), and Elin Swanson Katz, Consumer Counsel, on behalf of the State of Connecticut, Office of Consumer Counsel (“OCC” and collectively with the Applicants, the “Settling Parties”), submit the following statement in support of the Settlement Agreement entered into by the Settling Parties, which is attached hereto.

Introduction

On July 31, 2015, the Applicants filed the application (“Application”) for approval of a transaction that, if approved, would result in a change of control of UIL (“Proposed Transaction”) pending before the Public Utilities Regulatory Authority (“Authority”) in this docket. During the course of this proceeding, the Settling Parties have engaged in active settlement discussions regarding a range of issues and approached these discussions with a common purpose to work constructively towards a complete and comprehensive resolution of the issues. We are pleased to report that on September 18, 2015, the settlement discussions have culminated in the Settling Parties entering into the attached Settlement Agreement. The

Settlement Agreement ensures that approval of the Proposed Transaction will serve the public interest by, among other things, providing significant economic benefits to customers and the State, ensuring that management remains local within Connecticut, and protecting customers through the imposition of significant ring-fencing measures.

Summary of Settlement Terms

The Settlement Agreement provides immediate and long-term, tangible benefits to Connecticut customers including (but not limited to):

a.	A $20 million rate credit in aggregate to the customers of Connecticut Natural Gas Corporation (“CNG”), The Southern Connecticut Gas Company (“SCG”) and The United Illuminating Company (“UI” and together with CNG and SCG, the “UIL Utilities”) will be applied to billing cycles in or before the third full billing month following the closing of the Proposed Transaction;

b.	$12.5 million in additional rate credits to customers of CNG over the ten year period of 2018-2027 ($1.25 million/year);

c.	$7.5 million in additional rate credits to customers of SCG over the ten year period of 2018-2027 ($0.75 million/year);

d.	$1.6 million in savings for customers of SCG resulting from accelerating the replacement of cast iron and bare steel pipe over the next three years;

e.	Assurance of rate stability through distribution base rate freezes for UI until January 1, 2017 and for CNG and SCG until January 1, 2018;

f.	$2 million per year for a three-year period in funding for the Connecticut Department of Energy and Environmental Protection (“DEEP”) to stimulate investment in clean energy;

g.	An estimated UI customer benefit of $5 million associated with limited rate recovery for $50 million of distribution storm resiliency investment at UI;

h.	A commitment to hire 150 people in Connecticut over the next three years;

i.	Long-term commitments to maintain corporate headquarters and operations, maintain charitable giving levels and protect jobs in Connecticut;

j.	$1 million for disaster relief needs for Connecticut residents;

k.	UI’s commitment through a signed Partial Consent Order that requires UI to investigate and remediate certain environmental conditions within the perimeter of the English Station site. To the extent that the investigation and remediation is less than $30 million, UI will remit to the State of Connecticut the difference between such costs and $30 million for a public purpose as determined in the discretion of the Governor, the Attorney General, and the Commissioner of DEEP. The remediation will benefit the City of New Haven, further the State’s broader goals of revitalizing contaminated sites and provide a public interest benefit estimated at $30 million;

l.	Commitments to improve customer service quality and maintain the UIL Utilities’ high quality of service and reliability;

m.	Commitments to utilize the experience of the current management of UIL and the UIL Utilities in Connecticut to ensure the continued strong performance of the UIL Utilities, including maintaining the decision-making processes and authorities that currently exist at the UIL Utilities; and

n.	A commitment to implement comprehensive ring-fencing measures designed to protect the financial condition of UIL and the UIL Utilities over the long-term from potential changes in the financial circumstances of IUSA, Iberdrola or their other affiliates.

Conclusion

The Settling Parties agree that the Proposed Transaction, including the terms, conditions, commitments and protections set forth in the Settlement Agreement, is consistent with Connecticut law and the public interest. Accordingly, the Settlement Agreement is contingent upon the Authority’s approval of the Proposed Transaction and the Settlement Agreement in its entirety without modification.

The Settling Parties support adoption of the Settlement Agreement and urge the Authority to:

a.	Approve the Settlement Agreement in its entirety without modification;

b.	Approve the Proposed Transaction as consistent with Connecticut law and the public interest; and

c.	Find that the Applicants have demonstrated the requisite financial, technological and managerial suitability and responsibility to acquire UIL and the UIL Utilities and that the UIL Utilities will continue to provide safe, adequate and reliable service following consummation of the Proposed Transaction.

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